Exhibit 10.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO DARIO HEALTH CORP. IF PUBLICLY DISCLOSED. OMISSIONS ARE DENOTED IN BRACKETS WITH ASTERISKS THROUGHOUT THIS EXHIBIT.

DARIOHEALTH CORP.

August 25, 2024

Mr. Steven Nelson

117 Summer Place

Gibsonia, PA 15044

Re: Amendment to Offer of Employment letter dated May 29, 2024

Dear Mr. Nelson:

Reference is made to that certain Ofer Letter dated May 29, 2024 (the “Offer Letter”) by and between DarioHealth Corp. a Delaware corporation (the “Company”) and Mr. Steve nelson (“Steve”) pursuant to which the Company offered Steve employment with the Company as its Chief Commercial Officer on certain terms and conditions. The purpose of this letter agreement is to amend and modify the Offer Letter.

The Company and Steve hereby agree to amend and modify the Offer Letter as follows:

1.	The Company and Steve mutually agree to replace the entire section 2 of the Offer Letter with the following paragraph:

“Bonuses. You may receive an annual performance bonus (the “Annual Bonus”), contingent upon your continued employment with the Company and Company performance. For each of the fiscal years of 2024 through 2027, the amount of the Annual Bonus (if any) will be $400,000 if and only if you are employed by the Company at the time the Annual Bonus is paid and the Company reaches or exceeds the following annual consolidated GAAP revenue, excluding revenues generated from future acquisitions, however, any new revenue generated from the closing date onward from the products and services of the acquired asset should be counted as growth and subsequently contribute to the overall revenue (goal) calculation (each a “Target Revenue”): (i) for the fiscal year 2024: $[*] million, (ii) for the fiscal year 2025: $[*] million, (iii) for the fiscal year 2026: $[*] million, and (iv) for the fiscal year 2027: $[*] million. For each of the fiscal years of 2024 through 2027, the amount of the Annual Bonus (if any) will be $300,000 if and only if you are employed by the Company at the time the Annual Bonus is paid, the Company does not reach the Target Revenue for the subject year, and the Company reaches or exceeds the following annual consolidated GAAP revenue , excluding revenues generated from future acquisitions (each a “Lower Target Revenue”): (i) for the fiscal year 2025: $[*] million, (ii) for the fiscal year 2026: $[*] million, and (iv) for the fiscal year 2027: $[*] million. Except as provided in the next paragraph, for each fiscal year, if the Company’s annual consolidated GAAP revenue does not meet or exceed the Lower Target Revenue, no Annual Bonus shall be earned or paid. The Annual Bonus will be paid, if at all, during the at the end of March and following the filing of the Company’s annual report for the fiscal year to which the Annual Bonus relates. The Company shall establish metrics for an Annual Bonus in 2028 and thereafter, including the amount(s) of such Annual Bonus, in its sole discretion.

If your employment is terminated by the Company other than for cause, as determined by the Company in its sole discretion, during a fiscal year and the Target Revenue for that fiscal year is reached by the Company, you shall be entitled for a bonus of $225,000, which amount shall be paid not earlier than January 1 nor later than March 31 of the year following the year of your termination.”

This Amendment Letter shall become effective as of the date hereof. There are no conditions precedent or subsequent to the effectiveness of this Amendment Letter. Except as modified by the terms of this Amendment Letter, the terms and provisions of the Offer Letter shall remain unmodified and in full force and effect. Other than as stated herein, this Amendment Letter shall not operate as a waiver of any condition or obligation imposed on the parties under the Offer Letter. In the event of any conflict, inconsistency, or incongruity between any provision of this Amendment Letter and any provision of the Offer Letter, the provisions of this Amendment Letter shall govern and control. This Amendment shall not be changed or modified orally, but only by an instrument in writing signed by the parties.

Please execute this Amendment Letter in the space provided below to evidence your agreement with the terms hereof.

Sincerely,

DARIOHEALTH CORP.

By:	/s/ Erez Raphael
Name:	Erez Raphael
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

Steven Nelson

By:	/s/ Steven Nelson